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                            FERROFLUIDICS CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ferrofluidics-------------------------------------------------------------------
     CORPORATION


FOR IMMEDIATE RELEASE      CONTACT:   William B. Ford
                                      Chief Financial Officer
                                      Ferrofluidics Corporation
                                      Phone: (603) 883-9800  Fax: (603) 883-1213


                FERROFLUIDICS DENIES SPONSORING PROPOSAL TO SELL

Nashua, New Hampshire...December 3, 1998...Ferrofluidics Corporation (NASDAQ:FERO) The Reuters news service today published a report encaptioned "Ferrofluidics To Sponsor Sell Proposal". This headline was incorrect in suggesting that Ferrofluidics had sponsored such a proposal. In fact, such proposal was sponsored by Michael Taglich who, according to the report, owns 13,500 shares or 0.2% of Ferrofluidics common stock. Ferrofluidics has opposed this proposal for the reasons set forth in its Proxy Statement dated November 25, 1998 relating to the Annual Meeting of shareholders to be held on December 17, 1998. A copy of the Proxy Statement will be furnished to shareholders upon request. Mr. Taglich's proposal, if adopted by a majority of the votes cast at the December 17th meeting, would serve only as a recommendation to the Board of directors to take the necessary steps to sell the Company; the proposal, even if adopted, does not require the Board to take such steps.

Ferrofluidics is the world leader in ferrofluid (magnetic fluid) technology. The Company combines proprietary Ferrofluidic(R) technology with applied engineering to commercialize applications enabling customers' products to operate more effectively and efficiently. The Company currently is a world leader in the sale of Ferrofluidic(R) rotary seals and sealing sub-systems, and ferrofluids for a variety of applications.





       40 SIMON STREET, NASHUA, NH 03061 TEL: (603) 883-9800 FAX: (603) 883-2308